EXHIBIT 23




   INDEPENDENT AUDITORS' CONSENT

   We consent to the incorporation by reference in Amendment No. 1 to Registration Statements No. 33-7235, 33-34555 and 33-55437, and Registration Statements No. 33-27356 and 33-35707 of Universal Foods Corporation on Form S-8 of our report dated November 14, 1996, which expresses an unqualified opinion and includes a paragraph relating to the adoption of the provisons of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," appearing in and incorporated by reference in the Annual Report on Form 10-K of Universal Foods Corporation for the year ended September 30, 1996.




   DELOITTE & TOUCHE LLP
   Milwaukee, Wisconsin

   December 26, 1996